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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Baker Hughes Incorporated on Form S-4 of our report dated November 12, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for postemployment benefits and for impairment of long-lived assets to be disposed of to conform with Statements of Financial Accounting Standards Nos. 112 and 121, respectively, as discussed in Note 1), incorporated by reference in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended September 30, 1997, and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Houston, Texas
June 29, 1998